Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

VENTAS, INC.

(Exact name of registrant as specified in its charter)

Delaware	61-1055020
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

10350 Ormsby Park Place, Suite 300

Louisville, Kentucky 40223

(502) 357-9000

(Address, including zip code, and telephone number, including area code, of principal executive offices)

Ventas, Inc. 2006 Incentive Plan

Ventas, Inc. 2006 Stock Plan for Directors

(Full title of plan)

T. Richard Riney, Esq.

General Counsel

Ventas, Inc.

10350 Ormsby Park Place, Suite 300

Louisville, Kentucky 40223

(502) 357-9000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, par value $0.25 per share	5,400,000	$34.99	$188,946,000	$20,217.22

(1)

Represents 5,000,000 shares of Common Stock that are reserved for issuance under the Ventas, Inc. 2006 Incentive Plan and 400,000 shares of Common Stock that are reserved for issuance under the Ventas, Inc. 2006 Stock Plan for Directors, in each case including without limitation pursuant to the exercise of options or upon redemption or conversion of operating partnership units. In addition, this Registration Statement covers an indeterminable number of additional shares as may hereinafter be offered or issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Estimated solely for calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 under the Securities Act of 1933, as amended (the “Securities Act”), based on the average of the high and low sales prices of the Common Stock as reported on the New York Stock Exchange on July  27, 2006.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.            Incorporation Of Certain Documents By Reference.

The following documents, filed with the Securities and Exchange Commission (the “Commission”) by Ventas, Inc. (the “Company”), are incorporated herein by reference:

A.            The Company’s Annual Report on Form 10-K for the year ended December 31, 2005, filed pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

B.            The Company’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2006 and June 30, 2006, filed pursuant to the Exchange Act.

C.            The Company’s Current Reports on Form 8-K filed on February 1, 2006; February 28, 2006 (however, we do not incorporate by reference the information under Item 2.02, Results of Operations and Financial Condition); May 2, 2006 (however, we do not incorporate by reference the information under Item 2.02, Results of Operations and Financial Condition); May 9, 2006; May 16, 2006; and June 20, 2006.

D.            All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since December 31, 2005.

E.             The description of Company’s shares of common stock, par value $0.25 per share (the “Common Stock”), contained in the Registration Statement filed by the Company with the Commission on Form 8-A, dated January 22, 1992; and all other amendments and reports filed for the purpose of updating such description prior to the termination of the offering of the Common Stock and interests hereby.

In addition, all documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement, and prior to the filing of a post-effective amendment which indicates that all the securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents with the Commission.  Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is or deemed to be incorporated by reference herein) modifies or supersedes such statement.  Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.            Description of Securities.

Not applicable.

Item 5.            Interests of Named Experts and Counsel.

The legality of the securities being registered hereunder has been passed upon by T. Richard Riney, Executive Vice President and General Counsel of the Company.   Mr. Riney is a full-time employee of the Company and owns shares and options to purchase shares of the Company’s Common Stock.

Item 6.            Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) empowers the Company to, and Article IX of the Company’s Certificate of Incorporation, as amended, provides that it will, to the fullest extent authorized by the DGCL, indemnify any person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (“Proceeding”) because he or she is or was a Company director or officer, or is or was serving at the request of the Company as a director, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise, against all expenses, liabilities and loss (including attorneys’ fees, judgments, fines, ERISA (as defined therein) excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by him or her in connection with such Proceeding.  The Company may provide by action of its Board of Directors through agreement, resolution or by a provision in the Company’s Third Amended and Restated Bylaws, indemnification of its employees and agents with substantially the same scope and effect as the indemnification provided in Article IX of its Certificate of Incorporation, as amended.

Expenses incurred by such a person in his or her capacity as one of the Company’s directors or officers (and not in any other capacity in which service was or is rendered by such person while a director or officer) in defending a Proceeding may be paid by the Company in advance of the final disposition of such Proceeding as authorized by the Board of Directors in a specific case upon receipt of an undertaking by or on behalf of that person to repay such amounts unless it is ultimately determined that that person is entitled to be indemnified by the Company as authorized by the DGCL.  Expenses incurred by a person in any capacity other than as one of the Company’s officers or directors may be paid in advance of the final disposition of a Proceeding on such terms and conditions, if any, as the Board of Directors of the Company deems appropriate.

Pursuant to Section 102(b)(7) of the DGCL, the Company’s Certificate of Incorporation, as amended, eliminates certain liability of the Company’s directors for breach of their fiduciary duty of care.  Article VIII of the Certificate of Incorporation, as amended, provides that neither the Company nor its stockholders may recover monetary damages from the Company’s directors for breach of the duty of care in the performance of their duties as the Company’s directors.  Article VIII does not, however, eliminate the liability of the Company’s directors (i) for a breach of the director’s duty of loyalty, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL (relating to unlawful distributions), or (iv) for any improper personal benefit.

The indemnification provided for by Article IX of the Company’s Certificate of Incorporation, as amended, is a contract right and continues as to persons who cease to be directors, officers, employees or agents and inures to the benefit of the heirs, executors and administrators of such persons.  No amendment to the Company’s Certificate of Incorporation, as amended, or repeal of any article thereof may increase the liability of any of the Company’s directors or officers for acts or omissions of such persons occurring prior to such amendment or repeal.

The right to indemnification conferred by Article IX of the Company’s Certificate of Incorporation, as amended,  is not exclusive of any other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to actions taken in his or her official capacity and in any other capacity while holding such office.

The Company may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Company, or is or was serving at its request as a director, trustee, officer, partner, employee, or agent of another domestic or foreign corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him or her and incurred by him or her in such capacity or arising out of his or her status as such, whether or not the Company would have the power or be obligated to indemnify him or her against such liability under the provisions of Article IX of the Company’s Certificate of Incorporation, as amended, or the DGCL.

The Company currently has in effect officers and directors liability insurance policies.  These policies cover any negligent act, error or omission of a director or officer, subject to certain exclusions.  The limit of liability under the policies is $65,000,000 in the aggregate annually for coverages in excess of deductibles.

Item 7.            Exemptions from Registration Claimed.

Not applicable.

Item 8.            Exhibits.

Exhibit No.	Description
4.1	Ventas, Inc. 2006 Incentive Plan (incorporated herein by reference to Annex A to the Company’s definitive Proxy Statement for the 2006 Annual Meeting of Stockholders, filed on April 5, 2006).

4.2

Ventas, Inc. 2006 Stock Plan for Directors (incorporated herein by reference to Annex B to the Company’s definitive Proxy Statement for the 2006 Annual Meeting of Stockholders, filed on April 5, 2006).

4.3	Certificate of Incorporation of the Company, as amended (incorporated herein by reference to Exhibit 3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1995).

4.4

Certificate of Amendment to Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).

Exhibit No.	Description
4.5	Third Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997).

4.6	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).

4.7

Letter Agreement dated June 24, 2003, by and between the Company and Cohen & Steers Capital Management, Inc. relating to a limited waiver of the provisions of Article XII of the Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).

4.8	Ventas, Inc. Distribution Reinvestment and Stock Purchase Plan (incorporated herein by reference to the Company’s Registration Statement on Form S-3, as amended, File No. 333-65642).

4.9

Amendment to the Ventas, Inc. Distribution Reinvestment and Stock Purchase Plan (incorporated herein by reference to the Prospectus Supplement dated December 8, 2003 to the Prospectus dated January 23, 2002 filed pursuant to Rule 424(b)(5) and part of the Company’s Registration Statement on Form S-3, as amended, File No. 333-65642).

5	Opinion of T. Richard Riney, Esq., General Counsel of the Company.

10.1	Form of Stock Option Agreement under the Ventas, Inc. 2006 Incentive Plan.

10.2	Form of Restricted Stock Agreement under the Ventas, Inc. 2006 Incentive Plan.

10.3	Form of Stock Option Agreement under the Ventas, Inc. 2006 Stock Plan for Directors.

10.4	Form of Restricted Stock Agreement under the Ventas, Inc. 2006 Stock Plan for Directors.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of T. Richard Riney, Esq. (contained in Exhibit 5).

24	Power of Attorney (included on signature page).

Item 9.            Undertakings.

(a)           The Company hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933 (the “Securities Act”);

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereto) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (b)          The Company hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Louisville, the Commonwealth of Kentucky, on this 31st day of July, 2006.

VENTAS, INC.

By:	/s/ Debra A. Cafaro
Name:	Debra A. Cafaro
Title:	Chairman of the Board, Chief Executive Officer and President

The undersigned officers and directors of Ventas, Inc., hereby severally constitute and appoint Debra A. Cafaro, T. Richard Riney and Richard A. Schweinhart, and each of them, attorneys-in-fact for the undersigned, in any and all capacities, with the power of substitution, to sign any amendments to this Registration Statement (including post-effective amendments) and any subsequent registration statement for the same offering which may be filed under Rule 462(b) under the Securities Act of 1933, as amended, and to file the same with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all interests and purposes as he or she might or could do in person, hereby ratifying and confirming all that each said attorney-in-fact, or his or her substitute or substitutes, may do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Debra A. Cafaro	Chairman of the Board, Chief Executive Officer, President and Director (Principal Executive Officer)	July 31, 2006
Debra A. Cafaro

Signature	Title	Date

/s/ Richard A. Schweinhart	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	July 31, 2006
Richard A. Schweinhart

/s/ Robert J. Brehl	Chief Accounting Officer and Controller (Principal Accounting Officer)	July 31, 2006
Robert J. Brehl

/s/ Douglas Crocker II	Director	July 31, 2006
Douglas Crocker II

/s/ Ronald G. Geary	Director	July 31, 2006
Ronald G. Geary

/s/ Jay M. Gellert	Director	July 31, 2006
Jay M. Gellert

/s/ Christopher T. Hannon	Director	July 31, 2006
Christopher T. Hannon

/s/ Sheli Z. Rosenberg	Director	July 31, 2006
Sheli Z. Rosenberg

/s/ Thomas C. Theobald	Director	July 31, 2006
Thomas C. Theobald

EXHIBIT INDEX

Exhibit No.	Description
4.1	Ventas, Inc. 2006 Incentive Plan (incorporated herein by reference to Annex A to the Company’s definitive Proxy Statement for the 2006 Annual Meeting of Stockholders, filed on April 5, 2006).

4.2

Ventas, Inc. 2006 Stock Plan for Directors (incorporated herein by reference to Annex B to the Company’s definitive Proxy Statement for the 2006 Annual Meeting of Stockholders, filed on April 5, 2006).

4.3	Certificate of Incorporation of the Company, as amended (incorporated herein by reference to Exhibit 3 to the Company’s Quarterly Report on Form 10-Q for the quarter ended September 30, 1995).

4.4

Certificate of Amendment to Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 1998).

4.5	Third Amended and Restated Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1997).

4.6	Specimen Common Stock Certificate (incorporated herein by reference to Exhibit 4.1 to the Company’s Annual Report on Form 10-K for the year ended December 31, 1998).

4.7

Letter Agreement dated June 24, 2003, by and between the Company and Cohen & Steers Capital Management, Inc. relating to a limited waiver of the provisions of Article XII of the Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 4.2 to the Company’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2003).

4.8	Ventas, Inc. Distribution Reinvestment and Stock Purchase Plan (incorporated herein by reference to the Company’s Registration Statement on Form S-3, as amended, File No. 333-65642).

4.9

Amendment to the Ventas, Inc. Distribution Reinvestment and Stock Purchase Plan (incorporated herein by reference to the Prospectus Supplement dated December 8, 2003 to the Prospectus dated January 23, 2002 filed pursuant to Rule 424(b)(5) and part of the Company’s Registration Statement on Form S-3, as amended, File No. 333-65642).

5	Opinion of T. Richard Riney, Esq., General Counsel of the Company.

10.1	Form of Stock Option Agreement under the Ventas, Inc. 2006 Incentive Plan.

10.2	Form of Restricted Stock Agreement under the Ventas, Inc. 2006 Incentive Plan.

10.3	Form of Stock Option Agreement under the Ventas, Inc. 2006 Stock Plan for Directors.

Exhibit No.	Description
10.4	Form of Restricted Stock Agreement under the Ventas, Inc. 2006 Stock Plan for Directors.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of T. Richard Riney, Esq. (contained in Exhibit 5).

24	Power of Attorney (included on signature page).